EXHIBIT 10.1

K°Air Energy Distributor Agreement

Licensee: Halex Energy Corporation

Contact name/title: Jeffery Lamberson, President

Address: 9190 Double Diamond Parkway, Reno, NV 89521

Phone: 1‐916‐293‐6337

E‐mail: info@halexenergy.com

K°Air Energy, Inc. ("K°Air") agrees to appoint the entity named above (Licensee) as a Distributor under the K°Air Distributor Program upon the following terms and conditions, and Licensee accepts such appoint.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein the parties agree as follows:

1.
Definitions. As used herein:

"Product" means the K°Air Pressure Power Units available under the K°Air Distributor Program and as set forth in Schedule ‘A’, together with related user manuals.

"End‐user" means a person or entity, which enters into a purchase and sale or a license or sub‐ license to use the Product for internal purposes and not for resale, relicensing or redistribution of any kind.

“End‐user License” means the K°Air End‐user license agreement for the Product as may be provided by K°Air from time to time.

“Territory” means, unless otherwise specified above, the State of California in the United States of America.

2.	Appointment.

2.1.1	Subject to the terms and conditions of this Agreement, K°Air grants Licensee:

(i)	an exclusive, nontransferable license to distribute the Product to End‐users in the Territory, subject to the terms of the End‐user License.

3.	Restrictions.

3.1
 Licensee shall market and promote the Product consistent with good business ethics and reasonable industry standards and in a manner that will reflect favorably on KAir and on the goodwill and reputation of KAir. All communications to the media or the general public, including without limitation, press releases, regarding this Agreement or the relationship of the parties, shall require the prior written approval of KAir.

3.2	Licensee shall not distribute the Product to anyone who infringes K°Air’s rights therein or for any other purpose except as expressly set out.

3.3	Licensee shall not adapt, modify, reverse engineer, decompile or in any other manner disassemble the Product or any parts or components thereof, or modify the End-user License, or any part thereof.

4.	Ordering, Delivery, Payment and Reporting.

4.1	Licensee shall submit to K°Air:

(i)	a purchase order identifying the applicable Product to be delivered;

(ii)	the maximum number of End‐users;

(iii)	the shipping location;

(iv)	a copy of any and all End‐user documentation including any purchase order, purchase and sale agreement and/or lease;

(v)	a description of the intended use of the Product from each End‐user; and

(vi)	any other information reasonably required by K°Air to process the order.

In addition to the foregoing, Licensee agrees to abide by any export regulations including obtaining any export permits that may be required for any sales outside the Territory. K°Air will ship the Product, F.O.B. plant of manufacture or assembly, which may be located in a country other than the United States of America.

4.2
Support and Maintenance Services, and Training will be provided in accordance with K°Air’s then current policies and procedures and only upon receipt and acceptance of Licensee’s purchase order by K°Air.

4.3
Licensee will pay the fees and royalties for the Product, Support and Maintenance Services and Training within thirty (30) days of the date of the K°Air invoice and in accordance with the fees and royalties set forth in Schedule ‘A’.  Licensee will pay shipping and handling costs, freight and insurance and any applicable duties, import taxes or other government charges assessed on any shipment. K°Air shall not be liable for any delay in shipment whatsoever.

4.4
Licensee shall be responsible for the payment of all duties, taxes, or amounts due in lieu thereof, and interest thereon related in any way to performance under this Agreement or amounts chargeable to or payable by Licensee, exclusive of taxes based on K°Air’s net income.   In the event any payments required to be made by Licensee under this Agreement are subject to applicable withholding tax that Licensee is required to deduct from such payments, Licensee shall promptly deliver to K°Air receipts issued by appropriate government authorities for all such taxes withheld or paid by Licensee and Licensee shall fully and promptly cooperate with K°Air to provide such information and records as K°Air may require in connection with any application by K°Air to obtain available tax credits.

4.5
Credit limits, if any, shall be at K°Air’s sole discretion. K°Air expressly reserves its right to require pre‐payment of any order by Licensee. K°Air shall have no obligation to sell products or provide services to Licensee if at any time Licensee’s account is in arrears or Licensee is in material breach of this Agreement.  Licensee shall not be bound by any suggested pricing from K°Air.

4.6
Any amounts not paid when due hereunder shall bear interest at the rate of 1.5% per month (which is equivalent to 18% per annum) or the highest interest rate permitted by applicable law, whichever is less.  K°Air reserves its right to terminate this Agreement upon notice to Licensee in the event Licensee is in arrears under this Agreement.

4.7
In addition to the export/ import reporting requirements hereunder, Licensee agrees to report toK°Air regarding its marketing and licensing activities under this Agreement in the form as may be reasonably requested by K°Air from time to time.

4.8
Licensee agrees to maintain adequate books and records of its activities hereunder during the existence of this Agreement and for a period of five (5) years following termination or expiration. K°Air may, at its expense, appoint an independent third party to audit Licensee’s books and records.  Any such audit shall be conducted upon prior written notice, no more than once in each year (unless K°Air has reason to believe that Licensee is not in compliance with the export compliance, payment or reporting provisions of this Agreement), during regular business hours and shall not unreasonably interfere with Licensee’s business activities.  If the audit reveals underpayment or under reporting in excess of 10%, then Licensee shall pay K°Air reasonable costs of conducting the audit, as well as remit to K°Air any deficit payments or reports immediately upon receipt of notice from K°Air. If the audit reveals underpayment or under reporting of less than 10%, then Licensee shall remit to K°Air any deficit payments. If the audit reveals non‐compliance with the export provisions, in addition to any other rights K°Air may have under this Agreement, K°Air may immediately terminate this Agreement.

5.	Intellectual Property.

5.1
Licensee acknowledges and agrees that all right, title and interest in and to the Product, the Technology and Documentation, in whole or in part, in any form, and including all patent, copyright, trademark, trade secret and all other intellectual and industrial property rights in such and the structure, sequence and organization of same, shall remain with K°Air. Licensee shall have no rights in such Product, Technology and Documentation other than to act as a Distributor for the Product, Technology and Documentation and to distribute the Product subject to the End‐ user License applicable to the Product. Licensee acknowledges that K°Air has and reserves the exclusive, worldwide right in perpetuity to protect its interests therein. Licensee shall not alter or remove any K°Air copyright notices or other proprietary notices or designations of the Product, Technology or Documentation or on any related advertising, displays or media. Licensee acknowledges that any breach of its obligations with respect to proprietary rights of K°Air will cause K°Air irreparable injury for which there are inadequate remedies at law and that K°Air shall be entitled to equitable relief in addition to all other remedies available to it.

5.2
K°Air hereby grants to Licensee, the non‐exclusive revocable right to reproduce and display K°Air’s logos, trademarks, trade names and other similar identifying material (“Marks”) as specified in K°Air’s Marks usage policies or as otherwise directed by K°Air solely for the purposes of advertising the existence of the relationship of the parties and the products and services.  In connection with the licenses granted hereunder, K°Air shall have the unilateral right to establish such quality standards and additional terms and conditions concerning the reproduction and display of its Marks as K°Air deems necessary to reasonably protect its Marks and shall have a right to review all advertising or other materials, products or services using the Marks.  Failure of Licensee to adhere to such standards shall be grounds for K°Air to terminate Licensee’s rights to use K°Air’s Marks.  In addition, all licenses granted pursuant to this Section shall immediately terminate upon the termination or expiration of this Agreement.

5.3
Licensee acknowledges and agrees that K°Air retains all of its right, title and interest in and to K°Air’s Marks, and all use of the Marks by Licensee shall enure to the benefit of K°Air.  Licensee agrees to execute all documents and further assurances required by the K°Air to register or protect K°Air’s Marks. Licensee further agrees that it shall not:

(i)	alter K°Air’s Marks;

(ii)	at any time during or after the term of this Agreement assert any claim or interest in or to anything which may adversely affect the validity or enforceability of any of K°Air’s Marks;

(iii)	register, seek to register, or cause to be registered any of K°Air’s Marks without K°Air’s prior written consent; or

(iv)	adopt or use such Marks, trade names, logos or insignia or any confusingly Similar word or symbol, as part of Licensee’s company or partnership name.

6.	Confidentiality.

6.1
From time to time the parties may have access to information of the other and each party agrees to keep confidential such any and all information with respect to the other party which it has received or may in future receive in connection with this Agreement (the “Confidential Information”) and shall only disclose such information:

(i)
to its agents, employees or representatives who have a need to know such information, for the purpose of performance under this Agreement and exercising the rights granted under this Agreement and who have entered into a non‐disclosure agreement at least as protective of the disclosing party’s confidential information as this Agreement, or

(ii)	to the extent required by applicable law, or

(iii)
during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, provided that the receiving party shall give the disclosing party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

Licensee shall not reverse engineer or attempt to reverse engineer the Product, except to the extent applicable law does not permit this restriction. Confidential Information shall not include that information defined as Confidential Information which the receiving party can conclusively establish:

(i)    was in the possession of the receiving party at the time of disclosure;

(ii)   prior to or after the time of disclosure became part of the public domain without the act or omission of the party to whom it was disclosed;

(iii)  was  disclosed  to  the  receiving  party  by  a  third  party  under  no  legal  obligation  to maintain the confidentiality of such information; or

(iv) was independently developed by the receiving party without breach of its obligations of confidentiality pursuant to this Section.

6.2
In addition to the foregoing restrictions on disclosure, Licensee shall not disclose the results of any benchmark tests of the Product to any third party without K°Air’s prior written approval and all such results shall be deemed Confidential Information. The parties agree to hold each other’s Confidential Information in confidence and to take all reasonable steps, which shall be no less than those steps it takes to protect its own highly confidential and proprietary information, to protect the Confidential Information of the other party.

7.	Warranties

7.1
THE PRODUCT IS PROVIDED TO LICENSEE BY K°AIR ON AN “AS IS” BASIS AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, REGARDING THEM OR ANY OTHER PRODUCT OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY K°AIR. K°AIR DISCLAIMS ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OF THE PRODUCT THAT IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY, CONDITION OR REPRESENTATION BY K°AIR.

7.2	NO AGREEMENTS VARYING OR EXTENDING THE TERMS OF THIS SECTION 7 WILL BE BINDING ON K°AIR UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED OFFICER OF K°AIR.

7.3
Licensee will give and make no warranties, conditions or representations on behalf of KAir as to quality, merchantable quality, merchantability, fitness for a particular use or purpose, with regard to the Product or services provided hereunder; and Licensee shall not incur any liabilities, obligations or commitments on behalf of KAir.

8.	Infringement Indemnity.

8.1
K°Air will defend at its expense and pay the costs and damages finally awarded against Licensee in any action against Licensee that Licensee’s distribution of the Product, in accordance with the terms of this Agreement infringes any valid copyright, patent or trademark in the Territory, provided that:

(a)	the Licensee provides prompt written notice to K°Air (including notice of any prior related claims);

(b)	K°Air has sole control of the defense and all related settlement negotiations; and

(c)
Licensee, and those for whom Licensee is in law responsible, provides K°Air, at K°Air’s expense, with the assistance, information, and authority necessary to perform K°Air’s obligations under this section.

K°Air shall have no liability if the action results from:

(i)	the use of the Product for purposes or in an environment for which it was not designed;

(ii)	modification of the Product by anyone other than K°Air or by anyone authorized by K°Air;

(iii)	distribution of any Product or display or use of any Mark after K°Air’s notice to Licensee that it should cease distribution or use of such Product and/or Mark due to a possible infringement; or

(iv)	Licensee is otherwise in material breach of the terms and conditions of this Agreement.

8.2
If a final injunction is obtained in such action against Licensee’s distribution of the Product or if in K°Air’s opinion the Product is likely to become the subject of a claim of infringement, K°Air may at its sole option and expense either procure for Licensee the right to distribute the Product or replace or modify the Product so that it becomes non‐infringing or, if K°Air determines, in its sole discretion, that the foregoing options are not commercially reasonable, grant Licensee a credit for the fees or royalties paid by Licensee to K°Air in respect of any Product remaining in the inventory of Licensee and terminate this Agreement.

8.3	The foregoing states the entire liability of K°Air and exclusive remedy of Licensee with respect to any intellectual or industrial property infringement.

9.	Limitation of Liability.

9.1
IN NO EVENT WILL KAIR BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES WHATSOEVER INCLUDING WITHOUT LIMITATION THOSE RESULTING FROM LOSS OF USE, DATA OR PROFITS, DOWN-TIME, GOODWILL, DAMAGE TO OR REPLACEMENT OF EQUIPMENT OR PROPERTY, ANY COSTS OF RECOVERING, REPROGRAMMING, OR REPRODUCING ANY PROGRAM OR DATA USED IN CONJUNCTION WITH PRODUCT, THE USE OR PERFORMANCE OF THE PRODUCT OR OTHER KAIR PROVIDED MATERIALS OR SERVICES, WHETHER IN AN ACTION IN CONTRACT OR TORT, INCLUDING BUT NOT LIMITED TO NEGLIGENCE, AND WHETHER OR NOT KAIR OR ITS LICENSEES OR DISTRIBUTORS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR THEY ARE FORESEEABLE. THIS LIMITATION SHALL APPLY WHETHER OR NOT THE ALLEGED BREACH IS A BREACH OF CONDITION, OR FUNDAMENTAL TERM, OR A FUNDAMENTAL BREACH. EXCEPT AS PROVIDED IN SECTION 8 (INDEMNIFICATION), KAIR AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT WHETHER FOR NEGLIGENCE, BREACH OF CONTRACT, MISREPRESENTATION OR OTHERWISE SHALL IN NO CIRCUMSTANCES EXCEED THE AMOUNTS PAID BY LICENSEE TO KAIR UNDER THIS AGREEMENT IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM BY LICENSEE.

10.	Indemnification of K°Air.

Licensee agrees to indemnify and save K°Air harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of Licensee’s performance or non‐ performance of its obligations hereunder (including but not limited to negligence or willful misconduct), including claims by Licensee’s customers or a third party provided that

(a)	K°Air provides prompt written notice to Licensee (including notice of any prior related claims);

(b)	Licensee has sole control of the defense and all related settlement negotiations; and

(c)
KAir, and those for whom KAir is in law responsible, provides Licensee, at Licensees expense, with the assistance, information, and authority necessary to perform Licensees obligations under this section.

11.	Term.

Subject to Section 12, this Agreement will commence on the date the Agreement is accepted by K°Air and will continue until December 31, 2013 (the “Initial Term”). This Agreement will automatically terminate on the last day of the Initial Term or any Renewal Term, as the case may be, unless Licensee, at Licensee’s sole option, has submitted a written request for renewal to K°Air, along with all required application and renewal forms and payment of any fees and outstanding amounts at least sixty (60) days prior to the end of such term. Any renewal shall be for a further twelve (12) month term (the ‘Renewal Term’).

12.	Termination.

In addition to termination as set forth in Section 11, this Agreement will terminate in the event of any of the following:

(a)
on the thirtieth (30th) day after one party gives the other written notice of a breach by the other of any material term or condition of this Agreement (which shall include any failure by Licensee to pay any amounts owing under this Agreement when due) unless the breach is cured before that day;

(b)	immediately, in the event

(i)    of an amalgamation, acquisition or merger of Licensee with any person or entity who is not a party to this Agreement or assignment of this Agreement by Licensee;

(ii)   Licensee becomes owned or controlled by any government or state, or government or state agency;

(iii)  currency  repatriation  provisions  or  other  currency  restrictions  are  imposed  by  any government body which prevent or unduly restrict the ability of Licensee to make any payments to K°Air required hereunder; or

(iv)  Licensee is convicted of any criminal or quasi‐criminal offense;

(c)
immediately,  upon  written  notice  of  termination  by  one  party  after  a  receiver  has  been appointed in respect of the whole or a substantial part of the other’s assets or a petition in bankruptcy or for liquidation is filed by or against that other;

(d)	on December 31st of any year in which the Licensee has failed to give sufficient notice in writing renewing this Agreement per Schedule "A" of this Agreement.

13.	Effects of Termination.

13.1	In the event of termination, Licensee shall:

(a)   make all payments and reports due hereunder within thirty (30) days of the notice of effective date of termination;

(b)   immediately cease to distribute the Product, Support and Maintenance Services and Training and cease to represent itself as a K°Air Distributor, and immediately cease to use the Marks; and

(c)   return to K°Air all copies of the Product, Documentation, Confidential Information or other materials provided in connection with this Agreement in its possession or under its control.

13.2	Sections 4.3, 4.5, 4.7 to 4.9 inclusive, 5.3, 6 to 10 inclusive, 12 to 15 inclusive, and Schedule A section B (d) of this Agreement will survive the termination of this Agreement.

13.3	Termination hereunder shall be without prejudice to any other right or remedy to which either party may be entitled hereunder in law.

13.4
Licensee acknowledges and agrees that it has no expectation that its business relationship with K°Air will continue for any minimum period of years, or that Licensee shall obtain any anticipated amount of profits by virtue of this Agreement. The parties agree that the termination provisions herein, in terms of both notice and default events, are reasonable and agree not to contest same by way of wrongful termination proceedings or otherwise. K°Air shall not be liable, by reason of any termination of this Agreement, for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments whatsoever in connection with the business or goodwill of Licensee.

14.	General.

14.1
This  Agreement,  including  any  Schedules  referenced  within  the  Agreement  and  appendedhereto, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all oral or written prior statements, representations, discussions, negotiations and agreements, including all pre‐printed terms and conditions appearing on Licensee’s order forms, K°Air acknowledgment of order forms and K°Air’s invoice forms. No terms and conditions or stipulations written on a purchase order or similar document will affect this Agreement even if the receiving party accepts such order or document. Except as specifically provided for herein, all amendments and /or modifications require a mutual written agreement signed by authorized signing officers of both parties.

14.2
Except for obligations of payment, neither party shall be liable for failure to fulfill obligations hereunder due to causes beyond that party’s control provided that the party so relieved of its obligations hereunder shall use all reasonable efforts to resume performance of its obligations as soon as is reasonably possible.

14.3
Any provision of this Agreement found to be illegal or unenforceable by a court of competent jurisdiction shall be deemed severed, and the balance of this Agreement shall remain in full force and effect.

14.4
The  parties to this Agreement  are  independent  contractors. No  agency, partnership,  jointventure or similar relationship is established hereby. Neither party has the authority to bind the other or incur any obligation on behalf of the other.

14.5
Neither party’s right to require performance of the other party’s obligations hereunder shall be affected by any previous waiver, forbearance or course of dealing, unless or only to the extent of any waiver given in writing.

14.6
Licensee shall not assign this Agreement without K°Air’s prior written consent.  This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14.7
The laws of the State of Georgia shall apply, excluding the United Nations Convention on International Sale of Goods and any implementing legislation thereto and conflict of laws principles. Licensee consents and attorns to the exclusive jurisdiction of such courts. The parties waive trial by jury, except where such waiver is expressly prohibited by law.

15.	Counterparts; Facsimile and Electronic Signatures.

15.1
This Agreement and any modification or amendment hereof may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts hereof or thereof have been signed by each party hereto or thereto. Delivery of an executed counterpart signature page of this Agreement or any modification or amendment hereof by facsimile or transmitted electronically in a Tagged Image File Format (“TIFF”), Portable Document Format (“PDF”), or other electronic format sent by electronic mail shall be effective as delivery of a manually executed counterpart hereof or thereof. Any Party delivering an executed counterpart of this Agreement or any modification or amendment hereof by facsimile or by email shall also deliver a manually executed counterpart hereof or thereof, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement, and the Parties hereby waive any right they may have to object to such treatment.

16.	Compliance.

16.1
Licensee shall comply with all applicable laws, regulations (including applicable import and export laws and regulations) and government orders as they relate to the Product and Licensee’s performance of its obligations under this Agreement existing in the Territory or any regions or countries outside the Territory in which Licensee distributes or markets the Product.

K°Air Energy, Inc.	Halex Energy Corporation:

By: ____________________________	By: ____________________________
Bruce Benn, President	Jeffery Lamberson, President
Date: November 30, 2012	Date: November 30 2012

SCHEDULE ‘A’

PRODUCT, COMMITMENTS, PAYMENT TERMS

A.	DESCRIPTION OF K°AIR PRODUCT LICENSED

K°Air Pressure Power Units with designated or rated maximum capacity of 20 kilowatts or greater

B.	FEES, ROYALTIES AND COMMITMENTS:

In return for K°Air providing Licensee with licenses and agreements, Licensee:

a)	will pay an initiation fee to the direction of K°Air in the amount of $75,000 U.S. on or before January 31, 2013

b)	will pay an initial licensing fee to the direction of K°Air in the amount of $500,000 U.S for the license for the period until December 31, 2013, payable as follows:

(i) the amount of $200,000 on or before March 31, 2013
(ii) the amount of $150,000 on or before June 30, 2013
(iii) the amount of $150,000 on or before September 30, 2013

c)
will provide K°Air 60 days written notice prior to the expiry of the existing license renewing the license for another calendar year and payment at the time of the written notice of the annual license fee, which shall be:

(i) the amount of $1,000,000 U.S. for the calendar year 2014
(ii) the amount of $2,000,000 U.S. for the calendar year 2015
(iii) the amount of $3,000,000 U.S. for the calendar year 2016
(iv) the amount of $4,000,000 U.S. for the calendar year 2017
(v) the amount of $5,000,000 U.S. for each calendar year thereafter

d)	will pay to the written direction of K°Air a Royalty Fee equal to the greater of:

(i) one (1) cent per kilowatt hour of electricity; or
(ii) (ii) 10% of the gross revenue received by Halex or any of its affiliates for the provision of electricity; produced directly or indirectly by K°Air Pressure Power Systems;

e)
will have the right to buy, and will pay for, K°Air Pressure Power Systems at prices equivalent to K°Air’s Best Customer Price, fob plant including terms and schedules for payment. Costs of transportation, insurance, installation and service will be payable by Halex

f)	will be paid by K°Air a commission of 10% of the sales price fob plant for all K°Air Pressure Power Systems purchased by third parties for installation in the Territory

g)	will provide sales, installation, service and support services for:

(i) all K°Air Pressure Power Systems sold or leased by any party within the Territory; and
(ii) for all K°Air Pressure Power Systems sold or leased by Halex outside the Territory